ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of this 26th day of September, 2006, between I-4 LAND HOLDING LIMITED COMPANY, a Florida limited liability company (the “Buyer”), and LAZY DAYS’ R.V. CENTER, INC., a Florida corporation (the “Seller”).

RECITALS

A.  The Seller is the owner of certain buildings and structures now located on, and other improvements not owned by the Buyer on, the land described in that certain Ground Lease dated as of July 15, 1999 between the Buyer and the Seller, as described in Exhibit A to this Agreement (the “Purchased Assets”); and

B.  The Buyer desires to purchase, and the Seller desires to sell, the Purchased Assets upon the terms and conditions set forth in this Agreement.

In consideration of these premises and subject to the representations, warranties and conditions contained in this Agreement and for the consideration provided in this Agreement, the parties agree as follows:

1.  AGREEMENT TO PURCHASE AND SELL ASSETS. In accordance with the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Seller will sell, convey, transfer, assign and deliver to the Buyer the Purchased Assets.

2.  CONSIDERATION.  On the Closing Date, as payment for the purchase of the Purchased Assets, the Buyer shall pay to the Seller $11,600,000.00 in cash or other immediately available funds (the “Purchase Price”).

3.  CLOSING. The purchase and sale of the Purchased Assets provided for in this Agreement (the “Closing”) will take place at the office of Buyer’s counsel at One Biscayne Tower, 21st Floor, Miami, Florida 33131 at 10:00 am on October 12, 2006 or such other place, time and date as the parties may mutually agree. The date on which the Closing shall take place will be referred to in this Agreement as the “Closing Date”.

4.  REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer as follows:

4.1  Organization. The Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida.

4.2  Corporate Action. All corporate and other proceedings required to be taken by or on the part of the Seller to authorize it to execute, deliver and carry out this Agreement have been duly and properly taken. Neither the execution and delivery of this Agreement by the Seller, nor compliance with its terms, results in the breach or violation of the Seller’s articles or bylaws, or any agreement, instrument, judgment or decree to which the Seller is a party or may otherwise be subject. There is no violation or breach of, or default under, any of the foregoing that materially and adversely affects, or that may materially and adversely affect, the Purchased Assets. The Seller is not a party to any agreement, instrument, judgment or decree that materially and adversely affects the Purchased Assets.

4.3  Title. The Seller is the sole and legal owner of all right, title and interest in, and has good, indefeasible, insurable and marketable title to, all of the Purchased Assets, free and clear of any liens, claims or encumbrances, other than existing indebtedness, matters of record and taxes not yet due and payable, and no other person has any ownership rights or interest in any of the Purchased Assets. The Seller will convey to the Buyer on the Closing Date all of the Purchased Assets, free and clear of any liens, claims or encumbrances.

4.4  No Litigation. There is no litigation or other administrative or judicial proceedings pending or threatened that might endanger the Seller’s right to sell the Purchased Assets to the Buyer. There are no judgments pending against the Seller.

4.5  Authority; No Conflict.

(a)  This Agreement constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)  Neither the execution and delivery of this Agreement by the Seller nor the consummation of the sale of the Purchased Assets by the Seller will give any person the right to prevent, delay or otherwise interfere in each case in all material respects with the sale of the Purchased Assets pursuant to:

(i)  Any legal requirement or order to which the Seller may be subject; or

(ii)  Any contract to which the Seller is a party or by which the Seller may be bound.

(c)  The Seller is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation of the sale of the Purchased Assets, other than those consents that will be obtained prior to the Closing Date.

5.  REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to the Seller as follows:

5.1  Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida.

5.2  Authority. The Buyer has the right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

5.3  No Litigation. There is no litigation or other administrative or judicial proceedings pending or threatened that might endanger the Buyer’s right to purchase the Purchased Assets from the Seller. There are no judgments pending against the Buyer.

5.4  Authority; No Conflict.

(a)  This Agreement constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms. The Buyer has corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)  Neither the execution and delivery of this Agreement by the Buyer nor the consummation of the purchase of the Purchased Assets by the Buyer will give any person the right to prevent, delay or otherwise interfere in each case in all material respects with the purchase of the Purchased Assets pursuant to:

(i)  Any legal requirement or order to which the Buyer may be subject; or

(ii)  Any contract to which the Buyer is a party or by which the Buyer may be bound.

(c)  The Buyer is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation of the purchase of the Purchased Assets, other than those consents that will be obtained prior to the Closing.

6.  COVENANTS OF SELLER PRIOR TO CLOSING. From the date hereof through the Closing Date, the Seller shall maintain the Purchased Assets in substantially the same working order, ordinary wear and tear exempted, as existed on the date hereof.

7.  COVENANTS OF BUYER PRIOR TO CLOSING. The Buyer agrees that (i) promptly after the execution of this Agreement, it will contact its lender to request that the lender consent to the transactions contemplated by this Agreement, the Second Amendment to Ground Lease and the First Amendment to Exclusive Consignment Contract and (ii) it will use its best efforts to obtain such consent from its lender, provided that the Buyer shall not be obligated to expend any funds to obtain such consent.

8.  CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction prior to or on the Closing Date of each of the following conditions, any of which may be waived by the Buyer, in its sole discretion, in whole or in part:

8.1  Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

8.2  No Proceedings. No action, suit or proceeding shall be pending or threatened before any governmental body that would prevent, delay, make illegal or otherwise interfere with any of the transactions contemplated by this Agreement.

8.3  Amendment to Lease. The Seller shall have executed and delivered the Second Amendment to Ground Lease between the Buyer and the Seller and the First Amendment to Exclusive Consignment Contract.

8.4  Consent of Lenders. The Buyer and the Seller shall have obtained any necessary consents from their lenders in connection with the transactions contemplated by this Agreement.

9.  CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction prior to or on the Closing Date of each of the following conditions, any of which may be waived by the Seller, in its sole discretion, in whole or in part:

9.1  Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

9.2  No Proceedings. No action, suit or proceeding shall be pending or threatened before any governmental body that would prevent, delay, make illegal or otherwise interfere with any of the transactions contemplated by this Agreement.

9.3  Amendment to Lease. The Buyer shall have executed and delivered the Second Amendment to Ground Lease between the Buyer and the Seller and the First Amendment to Exclusive Consignment Contract.

9.4  Consent of Lenders. The Buyer and the Seller shall have obtained any necessary conents from their lenders in connection with the transactions contemplated by this Agreement.

10.  CLOSING DELIVERIES.

9.1 On the Closing Date, the Seller shall deliver to the Buyer:

(a)  a Bill of Sale in the form attached as Exhibit B to this Agreement; and
(b)  a Quitclaim Deed in the form attached as Exhibit C to this Agreement.
(c)  a certified copy of the resolutions of the Seller’s board of directors authorizing the transactions contemplated by this Agreement.

9.2 On the Closing Date, the Buyer shall deliver the Purchase Price to the Seller.

11.  INDEMNIFICATION. From and after the Closing Date, the Seller shall indemnify, defend and hold harmless the Buyer and its members and officers, and their successors and assigns, from and against any and all losses, damages, costs, obligations, liabilities, penalties and expenses of any kind (including reasonable attorney fees and costs, including at the trial and appellate levels) arising from or relating to any breach of any representation or warranty of the Seller set forth in this Agreement.

12.  FEES AND EXPENSES. Each party shall bear its own fees and expenses (including, without limitation, legal, accounting, consulting and other professional fees and expenses) incurred in connection with the consummation of this Agreement and the transactions contemplated in this Agreement, regardless of whether such consummation occurs; provided, however, the Seller shall pay any documentary stamp or transfer taxes payable in connection with the transfer of the Purchased Assets.

13.  NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if delivered in person or sent by overnight delivery, confirmed telecopy or prepaid first class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to other parties in the manner set forth in this Agreement:

(a)	If to the Buyer, to:	I-4 LAND HOLDING LIMITED COMPANY
c/o J. Michael Morris, C.P.A.
Hanna, Lemar & Morris, CPA’s, P.A.
6508 East Fowler Avenue
Tampa, Florida 33617
Telephone: (813) 985-1148, ext. 114
Telecopier: (813) 988-8684

with a copy to:  Ronald Albert, Jr., P.A.
Broad and Cassel
One Biscayne Tower, 21st Floor
2 South Biscayne Boulevard
Miami, FL 33131
Telephone:  (305) 373-9474
Telephone:  (305) 995-6412

(b) If to the Seller, to: LAZY DAYS’ R.V. CENTER, INC.
6130 Lazy Days Boulevard
Seffner, Florida 33584
Attention: John Horton
Telephone: (813) 246-4744
Telecopier: (813) 246-4999

with a copy to: Kim Taylor
Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Telephone: (212) 446-4800

Any such notices shall be effective when delivered in person or sent by telecopy, one business day after being sent by overnight delivery or three business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

14.  MISCELLANEOUS

14.1  Time. Time is of the essence.

14.2  Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. It supersedes all prior negotiations, letters and understandings relating to the subject matter of this Agreement.

14.3  Termination. In the event the Closing is not consummated on or prior to October 12, 2006, either the Buyer or the Seller will have the right to terminate this Agreement and this Agreement shall forthwith become null and void (except with respect to Section 12 hereof) and there shall be no liability or obligation on the part of any party hereto.

14.4  Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

14.5  Assignment. This Agreement may not be assigned by any party without the prior written consent of the other party.

14.6  Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida, without regard to principles of conflicts of law.

14.7  Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.8  Construction. The parties and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties, but rather in accordance with its fair interpretation.

14.9  Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

14.10  Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion of such provision(s) shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

14.11  Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees, including at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Hillsborough County in the State of Florida or in the U.S. District Court for the Middle District of Florida. The parties hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.

14.12  Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successors or permitted assigns of the parties.

14.13  Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

The parties have duly executed this Agreement as of the date first above written.

BUYER:

I-4 LAND HOLDING LIMITED COMPANY

By:    /s/ Donald W. Wallace
Name:  Donald W. Wallace
Title:        Member

SELLER:

LAZY DAYS’ R.V. CENTER, INC.

By:    /s/ John Horton
Name:  John Horton
Title:        CEO/President
Date:       September 26, 2006

EXHIBIT A

PURCHASED ASSETS

1. Main sales building located at 6130 Lazy Days Boulevard, Seffner, FL 33584.

2. The CrownClub Sales building located at 11401 East Sligh Avenue, Seffner, FL 33584.

3.  Campground improvements (excluding buildings) located at 6210 County Road 579, Seffner, FL 33584.

4. Utility lift station located at 11521 East Sligh Avenue, Seffner, FL 33584.

EXHIBIT B

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made and entered into as of October __, 2006 by LAZY DAYS’ R.V. CENTER, INC., a Florida corporation (the “Seller”), in favor of I-4 LAND HOLDING LIMITED COMPANY, a Florida limited liability company (the “Buyer”).

The Seller and the Buyer and have entered into an Asset Purchase Agreement dated as of September ___, 2006 (the “Purchase Agreement”). All capitalized terms used but not defined in this Bill of Sale shall have the meanings ascribed to them in the Purchase Agreement.

FOR VALUABLE CONSIDERATION as set forth in the Purchase Agreement, the Seller hereby sells, transfers, assigns and delivers to the Buyer all of the Purchased Assets, upon the terms and subject to the conditions set forth in the Purchase Agreement.

The Seller hereby warrants that it is the owner of and has good title to each and all of the Purchased Assets to the extent provided in the Purchase Agreement. The transfer of the Purchased Assets contemplated by this Bill of Sale shall occur and be effective, and the Buyer shall have full ownership of and power over all of the Purchased Assets, effective immediately upon delivery of this Bill of Sale by the Seller.

The Seller, at any time after the date of this Bill of Sale, shall execute, acknowledge and deliver any further documents or instruments of transfer requested by the Buyer and shall take such further actions consistent with the terms of this Bill of Sale and the Purchase Agreement that may be requested by the Buyer for the purpose of granting and confirming to the Buyer, or reducing to the Buyer’s possession, any or all of the Purchased Assets.

The Seller hereby constitutes and appoints the Buyer, and its successors and assigns, the true and lawful attorney of the Seller, with full power of substitution, for the Seller and in the Seller’s name, place and stead by and on behalf of and for the benefit of the Buyer, and its successors and assigns, to (i) demand and receive from time to time the Purchased Assets hereby assigned, transferred and conveyed, and to give receipts and releases for and in respect of the same and any part thereof, and (ii) to execute any instrument of assignment necessary or advisable to accomplish the purposes of this Bill of Sale. The Seller hereby declares that the appointment made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by the Seller in any manner or for any reason.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Florida, without regard to any statutes or principles of conflicts of laws.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the date first written above.

SELLER:

LAZY DAYS’ R.V. CENTER, INC.

By:    ______________________
Name:  John Horton
Title:        CEO/President
Date:

EXHIBIT C

Richard B. MacFarlandPrepared by and return to:
James J. Wheeler, P.A.
Broad and Cassel
7777 Glades Road, Suite 300
Boca Raton, Florida 33434

Folio No.:
QUITCLAIM DEED

THIS QUITCLAIM DEED is made and executed this ___ day of ___________, 2006 by LAZY DAYS’ R.V. CENTER, INC., a Florida corporation, whose mailing address is 6130 Lazy Days Boulevard, Seffner, Florida 33584 (“Grantor”) to I-4 LAND HOLDING LIMITED COMPANY, a Florida limited liability company, whose mailing address is c/o Hanna, Lemar & Morris, CPA’s, P.A., 6508 East Fowler Avenue, Tampa, Florida 33617 (“Grantee”).

W I T N E S S E T H:

THAT Grantor, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, does hereby remise, release and quitclaim unto Grantee forever, all the right, title, interest, claim and demand, which the Grantor has in and to certain property (the “Property”) located in Hillsborough County, Florida, and more particularly described as follows:

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A PART HEREOF

TO HAVE AND TO HOLD the same together with all and singular the appurtenances thereunto belonging to or in anywise appertaining, and all the estate, right, title, interest, lien, equity and claim whatsoever of Grantor, either in law or equity.

Notwithstanding the foregoing, this Quitclaim Deed shall not operate to transfer Grantor’s leasehold interest in the Property arising under that certain Ground Lease between Grantor, as tenant, and Grantee, as landlord, dated July 15, 1999, as amended (the “Ground Lease”) to Grantee. Nothing contained herein shall be construed as a surrender, release, transfer, assignment or conveyance of Grantor’s leasehold interest in the Property arising under the Ground Lease.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Grantor has executed this Quitclaim Deed as of the day and year set forth above.

Signed, sealed and delivered
in the presence of:

WITNESSES: ______________________ Print Name: Dara L. White ______________________ Print Name: Andrea J. Neeper	SELLER: LAZY DAYS’ R.V. CENTER, INC. By: _____________________ Name: John Horton Title: CEO/President Date:

STATE OF __________________

COUNTY OF ________________

The foregoing instrument was acknowledged before me this _____ day of ________, 2006, by _______________________, as _______________ of Lazy Days’ R.V. Center, Inc., a Florida corporation. She/He is personally known to me or has produced ________________________ as identification.

EXHIBIT “A”

LEGAL DESCRIPTION